Exhibit 16.1

February 20, 2025

Securities and Exchange Commission

100 F. Street N.E.

Washington, DC 20549

Ladies and Gentlemen:

We have read the statements made by Gencor Industries, Inc. (the “Registrant”) under Item 4.01(a) of its Form 8-K dated February 13, 2025. We agree with the statements therein concerning Forvis Mazars, LLP. We are not in a position to agree or disagree with other statements made by the Registrant contained therein.

Very truly yours,

/s/ Forvis Mazars, LLP